SCHEDULE 13D

DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT
6/17/2005


1. NAME OF REPORTING PERSON
Phillip Goldstein, Andrew Dakos, Pacific Coast Investment
Partners, LLC., Pacific Coast Investment Fund L.P., Nadel and
Gussman Funds LLC.and James Chadwick.


2. CHECK THE BOX IF MEMBER OF A GROUP                  a[X]

                                                       b[]

3. SEC USE ONLY

4. SOURCE OF FUNDS
NA


5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) AND 2(e)                        []

6. CITIZENSHIP OR PLACE OF ORGANIZATION
NA


7. SOLE VOTING POWER

NA

8. SHARED VOTING POWER

NA

9. SOLE DISPOSITIVE POWER

NA

10. SHARED DISPOSITIVE POWER
NA

11. AGGREGATE AMOUNT OWNED BY EACH REPORTING PERSON

1,554,000


12. CHECK IF THE AGGREGATE AMOUNT EXCLUDES CERTAIN SHARES   []


13. PERCENT OF CLASS REPRESENTED BY ROW 11

15.37%

14. TYPE OF REPORTING PERSON

NA
________________________________________________________________

1. NAME OF REPORTING PERSON
Phillip Goldstein


2. CHECK THE BOX IF MEMBER OF A GROUP                  a[X]

                                                       b[]

3. SEC USE ONLY

4. SOURCE OF FUNDS
WC


5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) AND 2(e)                        []

6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA


7. SOLE VOTING POWER

336,900

8. SHARED VOTING POWER

25,000

9. SOLE DISPOSITIVE POWER

839,500

10. SHARED DISPOSITIVE POWER
0

11. AGGREGATE AMOUNT OWNED BY EACH REPORTING PERSON

1,327,300

12. CHECK IF THE AGGREGATE AMOUNT EXCLUDES CERTAIN SHARES   []

13. PERCENT OF CLASS REPRESENTED BY ROW 11

13.13%

14. TYPE OF REPORTING PERSON

IA
________________________________________________________________

1. NAME OF REPORTING PERSON
Andrew Dakos


2. CHECK THE BOX IF MEMBER OF A GROUP                  a[X]

                                                       b[]

3. SEC USE ONLY

4. SOURCE OF FUNDS
WC


5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) AND 2(e)                        []

6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

7. SOLE VOTING POWER

191,900

8. SHARED VOTING POWER

0

9. SOLE DISPOSITIVE POWER

191,900

10. SHARED DISPOSITIVE POWER
0

11. AGGREGATE AMOUNT OWNED BY EACH REPORTING PERSON

191,900

12. CHECK IF THE AGGREGATE AMOUNT EXCLUDES CERTAIN SHARES   []


13. PERCENT OF CLASS REPRESENTED BY ROW 11

1.9%

14. TYPE OF REPORTING PERSON

IA
________________________________________________________________

1. NAME OF REPORTING PERSON
 Pacific Coast Investment Partners, LLC

2. CHECK THE BOX IF MEMBER OF A GROUP                  a[X]

                                                       b[]

3. SEC USE ONLY

4. SOURCE OF FUNDS
OO


5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) AND 2(e)                        []

6. CITIZENSHIP OR PLACE OF ORGANIZATION
California

7. SOLE VOTING POWER

0

8. SHARED VOTING POWER
0


9. SOLE DISPOSITIVE POWER
0


10. SHARED DISPOSITIVE POWER
0

11. AGGREGATE AMOUNT OWNED BY EACH REPORTING PERSON
0

12. CHECK IF THE AGGREGATE AMOUNT EXCLUDES CERTAIN SHARES   []

13. PERCENT OF CLASS REPRESENTED BY ROW 11

0

14. TYPE OF REPORTING PERSON
OO

________________________________________________________________
1. NAME OF REPORTING PERSON
Pacific Coast Investment Fund, L.P

2. CHECK THE BOX IF MEMBER OF A GROUP                  a[X]

                                                       b[]

3. SEC USE ONLY

4. SOURCE OF FUNDS
WC


5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) AND 2(e)                        []

6. CITIZENSHIP OR PLACE OF ORGANIZATION
California

7. SOLE VOTING POWER
0

8. SHARED VOTING POWER
0

9. SOLE DISPOSITIVE POWER
0

10. SHARED DISPOSITIVE POWER
0

11. AGGREGATE AMOUNT OWNED BY EACH REPORTING PERSON


12. CHECK IF THE AGGREGATE AMOUNT EXCLUDES CERTAIN SHARES   []

13. PERCENT OF CLASS REPRESENTED BY ROW 11


14. TYPE OF REPORTING PERSON
PN
________________________________________________________________

1. NAME OF REPORTING PERSON
Nadel and Gussman Combined Funds LLC

2. CHECK THE BOX IF MEMBER OF A GROUP                  a[X]
                                                    b[]
3. SEC USE ONLY

4. SOURCE OF FUNDS
WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) AND 2(e)                        []

6. CITIZENSHIP OR PLACE OF ORGANIZATION
Oklahoma

7. SOLE VOTING POWER

34,800

8. SHARED VOTING POWER

0

9. SOLE DISPOSITIVE POWER

0

10. SHARED DISPOSITIVE POWER
0

11. AGGREGATE AMOUNT OWNED BY EACH REPORTING PERSON

34,800

12. CHECK IF THE AGGREGATE AMOUNT EXCLUDES CERTAIN SHARES   []


13. PERCENT OF CLASS REPRESENTED BY ROW 11

..34%

14. TYPE OF REPORTING PERSON
OO
________________________________________________________________

1. NAME OF REPORTING PERSON
James Chadwick

2. CHECK THE BOX IF MEMBER OF A GROUP                  a[X]
                                                    b[]
3. SEC USE ONLY

4. SOURCE OF FUNDS
WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) AND 2(e)                        []

6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

7. SOLE VOTING POWER

487,800

8. SHARED VOTING POWER

0

9. SOLE DISPOSITIVE POWER

522,600

10. SHARED DISPOSITIVE POWER
0

11. AGGREGATE AMOUNT OWNED BY EACH REPORTING PERSON

487,800

12. CHECK IF THE AGGREGATE AMOUNT EXCLUDES CERTAIN SHARES   []


13. PERCENT OF CLASS REPRESENTED BY ROW 11

4.82%

14. TYPE OF REPORTING PERSON
IA




This statement constitutes amendment #1 to the Schedule 13d filed on April 13, 2005. Except as specifically set forth herein, the
Schedule 13d remains unmodified.



ITEM 4. PURPOSE OF TRANSACTION
On June 17, 2005 client accounts controlled by Pacific Coast Investment Fund L.P.("PCI Fund") sold 487,800 shares to client accounts controlled by Mr. Goldstein and Mr. Dakos. Mr. James Chadwick retains the power to vote and to dispose those shares.


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER
a. As per the quarterly report filed on November 15, 2004 there were 10,109,833 shares outstanding as of November 4, 2004. The percentage set forth in this item (5a) was derived using such number.

Mr. Phillip Goldstein is deemed to be the beneficial owner of 1,327,300 shares of ANS or 13.13% of the outstanding shares. Mr. Dakos is deemed to be the beneficial owner of 191,900 shares of ANS or 1.9%% of the outstanding shares. NGCF is deemed to be the beneficial owner of 34,800 shares of ANS or .34%.

b. Power to dispose of securities resides solely with Mr. Phillip Goldstein for 839,500 shares. Power to vote securities resides solely with Mr. Phillip Goldstein for 336,900 shares and jointly for 25,000 shares. Power to dispose and vote securities resides solely with Mr. Dakos for 191,900 shares. NGCF has the sole power to vote the 34,800 Shares held by it while Mr. James Chadwick has the power to dispose of the shares. Mr. James Chadwick also has the power to vote and dispose of 487,800 shares beneficially owned by Mr. Phillip Goldstein, Mr. Dakos and clients.

c. During the last sixty days the following shares of common stock were traded(unless previously reported):

PCI Funds
4/18/2005      B 1900 @ 4.0353
4/19/2005      B 800 @ 3.9913
4/20/2005 B 300 @ 4.0567
4/29/2005      B 4200 @ 4.0119
6/17/2005 S 487,800 ANS @ 4.73

PHILLIP GOLDSTEIN
6/17/2005 B 487,800 ANS @ 4.73

Nadel and Gussman Combined Funds LLC
4/21/05   B 2,300  4.0039
4/22/05   B 600  4.0267
4/25/05   B 700  3.9943
4/26/05   B 400  4.06
4/27/05   B 500  4.1618
4/28/05   B 600  4.20
4/29/05   B 5,000  4.0119
5/24/05   B 500  4.62
5/31/05   B 900  4.9533


ITEM 7. MATERIAL TO BE FILED AS EXHIBITS
NONE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 7/1/05

By: /s/ Phillip Goldstein
-------------------------
Name:   Phillip Goldstein

By: /S/ Andrew Dakos
----------------------
Name:     Andrew Dakos

PACIFIC COAST INVESTMENT PARTNERS, LLC

By:   /s/ James M. Chadwick
-------------------------------------
James M. Chadwick, Managing Member


 PACIFIC COAST INVESTMENT FUND, LP

 By: Pacific Coast Investment Partners, LLC,
 Its General Partner
 By:   /s/ James M. Chadwick
 -------------------------------------
 James M. Chadwick, Managing Member


 NADEL AND GUSSMAN COMBINED FUNDS LLC
 By:   /s/ Stephen Heyman
 -------------------------------------
 Stephen Heyman, Managing Member


By:   /s/ James M. Chadwick
-------------------------------------
James M. Chadwick, Managing Member